Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:
Paul B. Susie
Chief Financial Officer &
Executive Vice President
Email: psusie@severnbank.com
Phone: 410.260.2000

Severn Bancorp, Inc. Announces Fourth Quarter Earnings and Year End Results

Annapolis, MD (January 27, 2017) – Severn Bancorp, Inc., (“the Company”),(Nasdaq: SVBI) parent company of Severn Bank (“Severn”), today announced net income of $1,103,000 or $.08 per diluted share for the fourth quarter of 2016, a slight increase compared to net income of $1,078,000 or $.05 per diluted share for the fourth quarter of 2015. Net income was $15,539,000 or $1.19 per diluted share for the year ended December 31, 2016, compared to net income of $4,535,000 or $.21 per diluted share for the year ended December 31, 2015. The 2016 earnings included a non-recurring income tax benefit of approximately $11,837,000, resulting from a reversal of a net deferred tax asset valuation allowance which was recorded in the second quarter of 2016.  Diluted earnings per share is calculated using net income available for common shareholders, which is net income less preferred stock dividends and discount amortization. The Company did see a 4.8% decrease in interest expense during the year ended December 31, 2016 as compared to the year ended December 31, 2015. This reduction stems from a focused effort to replace high cost borrowings with core deposits resulting in a lower cost of funds and ultimately an improvement in net interest margin.

 “The fourth quarter results remain steady,” stated Alan J. Hyatt, President and Chief Executive Officer. Mr. Hyatt continued, “Our real work has been on reducing our cost of funds and growing our community banking presence. We have been focused on relationships and pulling in deposits along with those relationships. We want to show the residents and businesses of Anne Arundel County what we have to offer and how Severn can work for them.  With retail branches in Edgewater, Annapolis, Severna Park, and Glen Burnie we continue to expand our commitment to the businesses and residents of this County.”

About Severn Bank: Founded in 1946, Severn is a full-service community bank offering a wide array of personal and commercial banking products as well as residential and commercial mortgage lending. It has assets of approximately $790 million and five branches located in Annapolis, Edgewater and Glen Burnie, and Severna Park, Maryland. The bank specializes in exceptional customer service and holds itself and its employees to a high standard of community contribution. Severn Bank is a trade name used by Severn Savings Bank, FSB. Severn is on the Web at www.severnbank.com.

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Forward Looking Statements

In addition to the historical information contained herein, this press release contains forward-looking statements that involve risks and uncertainties that may be affected by various factors that may cause actual results to differ materially from those in the forward-looking statements. The forward-looking statements contained herein include, but are not limited to, those with respect to management’s determination of the amount of loan loss reserve and statements about the economy. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “will,” “would,” “could,” “should,” “guidance,” “potential,” “continue,” “project,” “forecast,” “confident,” and similar expressions are typically used to identify forward-looking statements. Severn’s operations and actual results could differ significantly from those discussed in the forward-looking statements. Some of the factors that could cause or contribute to such differences include, but are not limited to, changes in the economy and interest rates both in the nation and in Severn’s general market area, federal and state regulation, competition and other factors detailed from time to time in Severn’s filings with the Securities and Exchange Commission (the “SEC”), including “Item 1A. Risk Factors” contained in Severn’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015.

Severn Bancorp, Inc.
Selected Financial Data
(dollars in thousands, except per share data)
(Unaudited)

	For The Quarters Ended
	December 31,	December 31,	Variance
	2016	2015	Dollars	Percent

Summary Operating Results:
Interest income	$7,762	$7,582	$180	2.37%
Interest expense	2,066	2,264	(198)	-8.75%
Net interest income	5,696	5,318	378	7.11%
Provision for loan losses	(500)	(480)	(20)	4.17%
Net interest income after provision for loan losses	6,196	5,798	398	6.86%
Non-interest income	1,582	1,409	173	12.28%
Non-interest expense	5,873	6,127	(254)	-4.15%
Income before income tax provision	1,905	1,080	825	76.39%
Income tax (benefit) provision	802	2	800	40000.00%
Net income	$1,103	$1,078	$25	2.32%
Net income available to common shareholders	$965	$484	$481	99.38%
Per Share Data:
Basic earnings per share	$0.08	$0.05
Diluted earnings per share	$0.08	$0.05
Average basic shares outstanding	12,111,055	10,088,879
Average diluted shares outstanding	12,215,629	10,133,663

Performance Ratios:
Return on average assets	0.56%	0.56%
Return on average equity	5.05%	5.13%
Net interest margin	3.19%	3.10%
Efficiency ratio	80.56%	89.43%

Severn Bancorp, Inc.
Selected Financial Data
(dollars in thousands, except per share data)
(Unaudited)

	For The Years Ended
	December 31,	December 31,	Variance
	2016	2015	Dollars	Percent

Summary Operating Results:
Interest income	$30,749	$31,153	$(404)	-1.30%
Interest expense	8,561	8,992	(431)	-4.79%
Net interest income	22,188	22,161	27	0.12%
Provision for loan losses	(350)	(280)	(70)	25.00%
Net interest income after provision for loan losses	22,538	22,441	97	0.43%
Non-interest income	6,361	6,110	251	4.11%
Non-interest expense	23,374	23,926	(552)	-2.31%
Income before income tax provision	5,525	4,625	900	19.46%
Income tax (benefit) provision	(10,014)	90	(10,104)	-11226.67%
Net income	$15,539	$4,535	$11,004	242.65%
Net income available to common shareholders	$13,829	$2,159	$11,670	540.53%
Per Share Data:
Basic earnings per share	$1.20	$0.21
Diluted earnings per share	$1.19	$0.21
Average basic shares outstanding	11,522,333	10,083,942
Average diluted shares outstanding	11,574,892	10,112,653

Performance Ratios:
Return on average assets	1.99%	0.59%
Return on average equity	17.08%	5.45%
Net interest margin	3.11%	3.18%
Efficiency ratio	81.19%	83.82%

Severn Bancorp, Inc.
Selected Financial Data
(dollars in thousands, except per share data)
(Unaudited)

	As of
	December 31,	December 31,	Variance
	2016	2015	Dollars	Percent

Balance Sheet Data:
Total assets	$787,485	$762,079	$25,406	3.33%
Total loans receivable	610,278	598,414	11,864	1.98%
Allowance for loan losses	(8,969)	(8,758)	(211)	2.41%
Net loans	601,309	589,656	11,653	1.98%
Deposits	571,946	523,771	48,175	9.20%
Borrowings	103,500	115,000	(11,500)	-10.00%
Subordinated Debentures	20,619	24,119	(3,500)	-14.51%
Stockholders' equity	87,930	86,456	1,474	1.70%
Bank's Tier 1 core capital to total assets	12.7%	14.8%
Book value per common share	$6.98	$5.93	$1.05	17.71%

Asset Quality Data:
Non-accrual loans	$9,853	$8,974	$879	9.79%
Foreclosed real estate	973	1,744	(771)	-44.21%
Total non-performing assets	10,826	10,718	108	1.01%
Total non-accrual loans to net loans	1.6%	1.5%
Total non-accrual loans to total assets	1.3%	1.2%
Allowance for loan losses	8,969	8,758
Allowance for loan losses to total loans	1.5%	1.5%
Allowance for loan losses to total non-accrual loans	91.0%	97.6%
Total non-performing assets to total assets	1.4%	1.4%
Non-accrual troubled debt restructurings (included above)	2,392	1,329	1,063	79.98%
Performing troubled debt restructurings	18,066	24,386	(6,320)	-25.92%
Loan to deposit ratio	106.7%	114.3%